CAMBIOR INC.

MATERIAL CHANGE REPORT

Section 85(1) of the Securities Act (British Columbia)
Section 118(1) of the Securities Act (Alberta)
Section 75(2) of the Securities Act (Ontario)
Section 73 of the Securities Act (Québec)
Section 81(2) of the Securities Act (Nova Scotia)
Section 76(2) of the Securities Act (Newfoundland)

(i)  Reporting Issuer

The name and address of the reporting issuer is Cambior Inc., 1111 Saint-Charles Street West, East Tower, Suite 750, Longueuil, Québec, J4K 5G4.

(ii)  Date of Material Changes

The material changes occurred on September 25, 2003.

(iii)  Press Release

A press release reporting the material changes was issued on September 26, 2003 through Canada NewsWire. A copy of the press release is attached to this report.

(iv)  Summary of Material Changes

The respective Boards of Directors of Cambior Inc. ("Cambior") and Ariane Gold Corp. ("Ariane Gold") unanimously approved a proposed combination of the two companies. The merger will bring Cambior's development and operating expertise to Ariane's Camp Caiman Gold Project, located in French Guiana, South America.

(v)  Full Description of Material Changes

Under the agreement, Ariane Gold shareholders will receive one Cambior share for each 2.91 Ariane shares. The exchange ratio implies a price of Cdn $1.32 for each Ariane Gold share, based on the closing price of the companies' shares on the Toronto Stock Exchange on September 25, 2003. Upon the successful completion of the transaction, Cambior will issue approximately 16.3 million common shares to the Ariane Gold shareholders. The agreement provides for a break-up fee of Cdn $2.2 million in the event that Ariane Gold terminates the transaction to accept a competing offer.

The merger transaction is subject to the satisfactory negotiation and conclusion of a formal merger agreement which shall include customary provisions and shall provide that:

(a) regulatory approval including consent from the relevant authorities of France, shall have been obtained prior to closing; and

(b) Cambior shall have completed its due diligence review prior to closing.

Subject to the approval of (two thirds of) Ariane Gold shareholders, this merger transaction is scheduled to close during the fourth quarter of 2003.

(vi)  Reliance on Confidential Disclosure Provisions

Not applicable.

(vii)  Omitted Information

Not applicable.

(viii)  Senior Officer

Marc Dagenais, Vice President, Legal Affairs and Assistant Corporate Secretary Cambior Inc. Tel: (450) 677-0040 Fax: (450) 677-3382

(ix)  Statement of Officer

The foregoing accurately discloses the material changes referred to herein.

DATED October 7, 2003 at Longueuil, Québec.

CAMBIOR INC.

By:	/s/ Lucie Desjardins

LUCIE DESJARDINS
Corporate Secretary and
Senior Legal Counsel